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Exhibit 10.48

ATTACHMENT III
(To Stock Option Agreement for French Employees)

Provisions Applicable to Persons Subject to
the Laws of France
(As Amended August 1, 2001)

    The Company has adopted the following provisions in order that an Option granted to an Employee who is subject to the laws of France will provide the maximum benefits under the provisions of French law (the "French Option"), and in order to provide incentives for such Employee to exert maximum efforts for the success of the Company. Except as set forth below, the terms of the Option Agreement for a French Option shall otherwise comply with the other terms of the Plan.

Eligibility

  (a)
  No person shall be granted a French Option unless such person is an Employee.

  (b)
  Throughout the term of the Plan, no French Option shall be granted, if by making such grant, the aggregate number of shares subject to outstanding French Options under all stock options of the Company would exceed one-third of the aggregate number of all shares of all classes of stock of the Company authorized for issuance.

  (c)
  No persons shall be eligible for the grant of a French Option if, at the time of grant, such person owns (or is deemed to own pursuant to the applicable laws of France) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

Limitation on Grant

    No French Option may be granted within 20 trading days following (i) an increase in the authorized capital of the Company or (ii) a distribution or payment of a dividend on the Common Stock.

French Option Provisions

  (a)
  Exercise Price. The exercise price of a French Option shall not be less than 80% of the average of the closing price of the Common Stock as reported in the Wall Street Journal or such other source as the Board deems reliable, for the 20 trading days preceding the date of grant.

  (b)
  Exercise. No French Option granted on or prior to April 27, 2000 may be exercised within five (5) years of the date of grant; no French Option granted after April 27, 2000 may be exercised within four (4) years of the date of grant. Shares of Common Stock issued to the Optionee upon exercise of French Options may be issued only in the name of the Optionee.

  (c)
  Transferability. The terms of a French Option shall not permit transfer of the French Option, except on death and then only to the extent permitted by French law. Further, the terms of a French Option shall provide that during the lifetime of the Optionee the French Option may be exercised only by the Optionee. In the event of the death of the Optionee during the Optionee's Continuous Status, such French Option may be transferred to the extent permitted by French law. A French Option so transferred may be exercised (to the extent the Optionee was entitled to exercise such French Option as of the date of death) by the transferee only within the period ending on the earlier of (i) the date six (6) months following the date of death, or (ii) the expiration of the term of such French Option as set forth in the Option Agreement.

Adjustments upon Changes in Stock

    Any adjustment pursuant to Section 11 of the Plan in stock subject to a French Option shall be made only to the extent such adjustment does not cause the Company to become subject to tax liabilities to which it would not otherwise be subject.

Form of Option

    All French Options shall be evidenced by an agreement in the form annexed hereto as Attachment 1.

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  Exhibit 10.48